EXHIBIT 10.2
CONSULTING AGREEMENT

THIS AGREEMENT dated as of the 20th day of July 2007

BETWEEN:

CHAPMAN CFO Resources Inc.

(hereinafter referred to as the “Consultant”)

AND:

ZIM Corporation

(hereinafter referred to as the “Corporation”)

WHEREAS the Consultant has expertise in certain areas to provide assistance to the Corporation on the terms and conditions set forth herein; and

WHEREAS the Corporation is willing to engage the Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the obligations herein made and undertaken, the parties, intending to be legally bound, covenant and agree as follows:

1.	Interpretation

1.1	Sections and Headings are included for convenience of reference only and shall not affect the construction or interpretation hereof.

1.2	This agreement may not be amended or modified in any respect except by written instrument signed by both parties.

2.	Character and Extent of Services

2.1	It is the mutual intent of the parties hereto that the Consultant shall act strictly in a professional consulting capacity for the Corporation for all purposes and in all situations.

2.2	The Consultant shall provide ongoing and project-specific services for the Corporation in areas related to the expertise of the Consultant.

2.3	The Consultant reserves full control over activities, selection of methods, and work done under the terms of this agreement as provided to the Corporation.

2.4
The Consultant agrees to perform work done under the terms of this agreement in accordance with the highest and best professional standards. The Consultant shall faithfully serve and shall devote his skills and attention to the duties in the best interests of the Corporation.

3.	Term and Termination of the Agreement:

3.1
This agreement shall begin July 20th, 2007 and unless terminated earlier pursuant to the terms of this agreement will remain in effect until superseded by another agreement between the Corporation and the Consultant. This agreement may be terminated by either party on 30 days notice written and delivered to the other party by registered mail or hand delivered.

3.2
Either party may terminate this agreement if the other party breaches any term hereof and the breaching party fails to cure such breach within five (5) business days of having received written notice of such breach.

4.	Compensation

4.1
From time to time, as determined by the directors of the Corporation, the Corporation may issue to the Consultant options to purchase additional shares, such options to be subject to the Corporation’s standard terms and conditions.

4.2      Schedule:

•	The consultant shall provide records of hours worked and describe work on each invoice.

Payment:

•
The Consultant will perform the work covered by this contract at a standard rate of $500 Canadian dollars per 8 hour day or $62.50 Canadian Dollars per hour plus options to purchase Zim shares based on the following formula.

•
(Hours Work * $93.75 CDN Dollars) / Price at close of trading on the last trading day of the month the work was performed. All options will vest immediately upon issue and will be issued on the last day of each month.

•	The consultant will be required to sign the standard option agreement of the client and be bound by the same trading rules and restrictions as the insiders of the client.

•	The Client will remit payment to the consultant within 5 business days of receipt of invoice.

•	The Client will reimburse the Consultant for all expenses properly incurred by the Consultant and approved by the Client in connection with the duties of Consultant for Client.

4.3	Unless otherwise agreed to by both parties to this agreement, no further compensation shall be payable to the Consultant pursuant to this agreement.

5.           Expenses

The consultant is responsible for all expenses specifically related to the performance of the services under this agreement unless previously agreed upon by both parties, approved in advance by an officer of the Corporation and supported by appropriate documentation.

6.	Confidentiality

6.1
It is understood that in the performance of work under the terms of this agreement the Consultant will obtain information about the Corporation and the Corporation's clients, and that such information may include financial data, client lists, methods of operating, policy statements, and other confidential data.

6.2
The Consultant shall restrict the use of such above-mentioned information to the performance of work done under the terms of this agreement. Upon completion of work done under the terms of this agreement, all documents (originals and copies) taken from the Corporation to facilitate the work being done will be returned to the Corporation.

6.3
The Consultant shall protect the confidential information against unauthorized disclosure using the same degree, but not less than a reasonable care, as the Consultant uses to protect its own confidential information of a like nature.

7.	Liability and Indemnification

(a)           The Consultant shall be liable for his or her own actions and agrees and covenants to indemnify and save the Corporation (and its directors, officers, employees and agents) harmless from and against any claims, demands, debts, actions, causes of action, damages, loss, costs, legal fees on a solicitor and client basis, liability or expenses which may be brought against or be suffered or incurred by the Corporation (or its directors, officers, employees and agents) in connection with, in whole or in part:

(i)	the Consultant’s obligations under this agreement and the performance or non-performance thereof;

(ii)	any negligent act, omission or willful misconduct of the Consultant in the performance of this agreement;

(iii)	payment or non-payment of the taxes referred to in Section 8;

(iv)	any breach of the representations set out in Section 9; or

(v)
any payment of license fees and all other payments analogous to royalties for, and also claims for damages based on, the use or infringement of any patent, registered industrial design, trade-mark, copyrighted work, trade secret, or other intellectual property right, and any costs or expenses incurred as a result of the exercise by any person of any moral rights that results from or is alleged to result from the carrying out of the services performed hereunder or from the use or disposal by the Corporation of anything furnished by the Consultant hereunder.

(b)
The Company shall indemnify and save the Consultant harmless from and against any third party claims, demands, debts, actions, causes of action, damages, loss, costs, legal fees on a solicitor and client basis, liability or expenses which may be brought against or be suffered or incurred by the Consultant (the “Claims”) in connection with, in whole or in part, this Agreement, the Consultant’s delivery of services to the Company under this Agreement, or the Company’s use of the deliverables provided by the Consultant under this Agreement.

(c)	The obligations of the parties under this Section 7 shall survive any termination or expiry of this Agreement.

8.	Relationship of Parties

The parties hereto are independent contractors and nothing in this agreement shall be construed to make the parties hereto partners, joint ventures, employees or agents of each other, nor shall either party hold itself out as having such authority. Without limiting the generality of the foregoing:

(i)
the Consultant shall not be entitled to any benefits, perquisites or privileges given or extended to the Corporation’s employees.  No oral representations by employees of the Corporation shall have the effect of overriding this Agreement; and

(ii)
the Consultant shall report as income all compensation received pursuant to this agreement and shall pay all applicable taxes of any kind which may be or become payable thereon, including without limitation the Canadian Goods and Services Tax. The Corporation will not make any deductions from its payments to the Consultant for taxes, insurance, bonds or any other subscription of any kind.

9.	Residence

The Consultant hereby represents to the Corporation and acknowledges that the Corporation is relying upon such representation in connection with the transactions contemplated hereby that he is a resident of Canada for the purposes of the Income Tax Act (Canada) and a resident of the Province of Ontario for the purposes of the Securities Act (Ontario).

10.	Applicable Law

Both parties agree that this agreement is to be interpreted in and construed in accordance with the laws of the Province of Ontario and the Laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

11.	Assignment

The Corporation reserves the right to assign all or any part of its interest in, and to, this agreement. The Consultant may not assign or transfer this agreement; any interest therein or claim thereunder without the written approval of the Corporation.

12.	Integration

This agreement, together with any stock option agreement(s) and related documents, constitute the entire contract between the parties and may be cancelled, modified, or amended only by a written supplemental document executed and signed by each of the parties hereto.

13.	Counterparts

This agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Any party may execute this agreement by facsimile.

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IN WITNESS HEREOF, the parties hereto have accepted and executed this agreement as of the date first written above

ZIM Corporation

/s/ Michael Cowpland
Michael Cowpland
President & CEO

Signature of Consultant:
CHAPMAN CFO Resources Inc.

/s/ John Chapman
John Chapman
President
July 20, 2007
Date